OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL 2006 RESULTS

Company Reports Record Annual and Quarterly Revenues and Profits

and Expansion of Russian Manufacturing Facility

Houston, Texas -- December 7, 2006 -- OYO Geospace (NASDAQ: OYOG) today announced net income of $9.8 million, or $1.64 per diluted share, on revenues of $103.7 million for its fiscal year ended September 30, 2006. This compares with a net income of $2.5 million, or $0.44 per diluted share, on revenues of $72.8 million for the prior fiscal year.

For the fourth quarter ended September 30, 2006, OYO Geospace recorded sales of $29.0 million and net income of $3.5 million, or $0.58 per diluted share. For the comparable period last year, the company recorded sales of $13.1 million and a net loss of $(565,000), or $(0.10) per diluted share.

"Fiscal year 2006 saw the best annual financial performance in the company's history. Increased demand by oil companies for contract seismic services fueled increased demand for the company's seismic exploration products. We believe increased market acceptance of the company's dynamic reservoir characterization and monitoring technology drove demand for our permanent and retrievable borehole and seabed seismic data acquisition systems. Our emerging technology products, including offshore cables, industrial cables and industrial sensors also generated record revenues during the fiscal year," said Gary Owens, the company's President and CEO.

"Our fourth quarter performance yielded the best quarterly financial results in the company's history. In addition to continued strong demand for our seismic exploration products, a significant contributor to the fourth quarter's performance was the company's recognition of revenue from a retrievable seabed seismic data acquisition system sold to the Bureau of Geophysical Prospecting, a Chinese seismic service contractor. We also benefited from increased demand in the fourth quarter for our slimhole data acquisition system, which the company introduced earlier in the year for borehole reservoir applications," said Owens.

"We begin fiscal year 2007 with a strong backlog due to continued demand for our seismic exploration and reservoir products, including a $16.3 million seabed reservoir characterization and monitoring system ordered by BP for a field in the Azerbaijan sector of the Caspian Sea. We expect to recognize revenue from the sale of this system in our first quarter of fiscal year 2007 ending December 31, 2006. We are hopeful that fiscal year 2007 will be another exceptional year for our seismic reservoir products," said Owens.

"Our Russian manufacturing facility in Ufa, Bashkortostan continues to grow. During fiscal year 2006, we opened a cable manufacturing operation to supply seismic cable products to our Russian seismic contractor customers. Our operation in Russia performed very well in fiscal year 2006, producing a record amount of seismic sensors for our Russian customers and for our Houston manufacturing operation, helping to supplement the Houston seismic sensor production line, which is at full capacity. As a result of this growth in our Russian operation, and with an expectation of new product lines to be introduced over the coming years, we are beginning to undertake a 92,000 square foot expansion of our existing 120,000 square foot facility in Ufa. The cost of the expansion will be approximately $3.0 million and the new facility is expected to be completed before the end of the 2007 calendar year," Owens continued.

"The expansion of our Houston facility continues. We are adding 170,000 square feet to our existing facility, which expansion is scheduled for completion in February, 2007. An additional three months will be required to reorganize the existing operations and install new equipment. This expansion will increase our manufacturing capacity and enlarge our capabilities to better serve our customers," continued Owens.

"We continued the development of our non-seismic sensor and cable products and capabilities during fiscal year 2006. New products were added throughout the fiscal year which resulted in our addition of new customers who operate in markets we have not historically served. We expect to introduce new industrial products in fiscal year 2007, adding product diversity to our revenue growth in the coming years," continued Owens.

"Our thermal solutions product revenues increased 13% in fiscal year 2006 from fiscal year 2005. While we are pleased with this growth, the performance for this business segment remains below our expectations. We expect that our newly developed direct-to-screen imager will provide new opportunities for growth in this market. We expect improvement in this business segment in fiscal year 2007," continued Owens.

"We are proud of our fiscal year 2006 achievements and, with our increased manufacturing capacity, newly engineered products and increasing acceptance of our proven technologies, believe that the company's future is bright," said Owens.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities end Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO GEOSPACE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)
	Three Months Ended September 30		Year Ended September 30
	2006	2005	2006	2005
Net Sales	$ 29,048	$ 13,121	$ 103,700	$ 72,823
Cost of sales	18,853	9,981	67,445	50,941
Gross profit	10,195	3,140	36,255	21,882
Operating expenses:
Selling, general and administrative	3,613	2,837	15,170	13,515
Research and development	1,440	1,188	6,634	4,960
Total operating expenses	5,053	4,025	21,804	18,475
Income (loss) from operations	5,142	(885)	14,451	3,407
Other income (expense):
Interest expense	(185)	(181)	(800)	(644)
Interest income	145	179	578	544
Foreign exchange gains (losses)	5	(38)	20	(3)
Other, net	(47)	10	(2)	59
Total other expense, net	(82)	(30)	(204)	(44)
Income (loss) before income taxes and
minority interest	5,060	(915)	14,247	3,363
Income tax expense (benefit)	1,574	(362)	4,477	812
Income (loss) before minority interest	3,486	(553)	9,770	2,551
Minority interest	--	(12)	--	(44)
Net income (loss)	$ 3,486	$ (565)	$ 9,770	$ 2,507
Basic earnings (loss) per share	$ 0.61	$ (0.10)	$ 1.72	$ 0.45
Diluted earnings (loss) per share	$ 0.58	$ (0.10)	$ 1.64	$ 0.44
Weighted average shares outstanding -- Basic	5,724,066	5,626,115	5,686,600	5,606,858
Weighted average shares outstanding -- Diluted	6,011,949	5,626,115	5,955,912	5,743,601